Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

news	FOR IMMEDIATE RELEASE

Contacts
	INVESTORS	Thomas A. H. White 423 294 8996
Madhavi Venkatesan 423 294 1630

Unum Group Reports Third Quarter 2007 Results

Continued Strong Performance across All Operating Segments

Securitization of Closed Block Announced

$700 million Share Repurchase Authorized

Claims Reassessment Process Substantially Completed

CHATTANOOGA, Tenn. (October 31, 2007) – Unum Group (NYSE: UNM) announced today its results for the third quarter of 2007. The Company reported net income of $187.0 million ($0.52 per diluted common share), compared to a net loss of $63.7 million ($0.19 per diluted common share) for the third quarter of 2006.

Included in the results for the third quarter of 2007 are net realized after-tax investment losses of $30.0 million ($0.08 per diluted common share), compared to net realized after tax investment gains of $3.1 million ($0.01 per diluted common share) in the third quarter of 2006. Net realized investment losses for the third quarter of 2007 include after-tax losses of $18.0 million related to changes in the fair values of the embedded derivatives in certain modified coinsurance contracts and after-tax losses of $12.0 million related to write-downs of certain investments which the Company no longer has the intent to hold to maturity due to changes in the capital requirements resulting from the reinsurance transaction involving the Individual Income Protection – Closed Block segment and the Company’s related capital redeployment plans. Results for the third quarter of 2006 included an increase in the claim reassessment reserve of $325.4 million before tax, or $211.5 million after tax ($0.62 per diluted common share) and $18.5 million before tax, or $12.7 million after tax ($0.04 per diluted common share), for the settlement agreement concerning the Company’s broker compensation practices.

Adjusting for the respective aforementioned items, income from continuing operations on an after-tax basis was $217.0 million ($0.60 per diluted common share) in the third quarter of 2007, compared to $155.8 million ($0.46 per diluted common share) in the third quarter of 2006.

“The third quarter continues a trend of steadily improving operating performance that began in early 2006,” said Thomas R. Watjen, president and chief executive officer. “I’m pleased to say that all three of our businesses made significant contributions during the quarter, as both Colonial and Unum UK once again delivered outstanding results and Unum US continued to achieve consistent, solid improvement in its operating performance. Based on the results for this and the past several quarters, it’s clear our strategy is working.

As our performance has improved, we’ve transitioned from a company that just a few years ago needed to raise capital to one that now generates capital. The successful completion of the securitization of our Individual Income Protection – Closed Block business we announced today accelerates the pace of capital generation at the Company. As a result, we have formalized our capital management strategy, and with this in mind I’m pleased to say that our board of directors has authorized the repurchase of up to $700 million of our common stock.”

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

Unum US reported operating income of $164.3 million in the third quarter of 2007, compared to an operating loss of $173.2 million in the third quarter of 2006. Included in the results for the third quarter of 2006 is a claim reassessment charge of $291.4 million. Excluding this charge, income for the segment was $118.2 million for the third quarter of 2006. Premium income declined 1.8 percent to $1,255.3 million in the third quarter of 2007, from $1,278.6 million in the third quarter of 2006.

Within Unum US, the group income protection line of business reported operating income of $50.4 million in the third quarter of 2007, compared to an operating loss of $275.0 million in the third quarter of 2006. Results for the third quarter of 2006 include a claim reassessment charge of $291.4 million in 2006. Excluding the charge, operating income was $16.4 million for the third quarter of 2006. The benefit ratio for the third quarter of 2007 was 92.1 percent, compared to 139.4 percent in the third quarter of 2006, or 94.5 percent excluding the charge taken in the third quarter of 2006. The improvement in the benefit ratio continues to be driven by improvements in the claims management process along with a reduction in paid claims in both the group long-term and short-term income protection lines of business relative to the third quarter of 2006. Premium income in group income protection declined 3.6 percent to $593.3 million in the third quarter of 2007, compared to $615.7 million in the third quarter of 2006. The decline continues to be attributable to the Company’s disciplined approach to pricing, renewals, and risk selection. Sales of fully insured group long-term income protection products in the third quarter of 2007 decreased by 5.9 percent to $23.9 million, compared to $25.4 million in the year ago quarter. Sales of fully insured group short-term income protection products declined by 13.3 percent to $8.5 million in the third quarter of 2007, compared to $9.8 million in the third quarter of 2006. Premium persistency in the group long-term income protection line of business was 84.9 percent through the third quarter of 2007, compared to 87.5 percent in the first nine months of 2006. Case persistency for this line was 88.1 percent for the first nine months of 2007, compared to 86.9 percent for the comparable year ago period. Premium persistency in the group short-term income protection line of business was 75.5 percent for the first nine months of 2007, compared to 85.3 percent for the comparable period in 2006. Case persistency for the line was 87.1 percent for the first nine months of 2007, compared to 85.8 percent in the first nine months of 2006.

The group life and accidental death and dismemberment line of business reported a 30.7 percent increase in operating income to $56.2 million in the third quarter of 2007, compared to $43.0 million in the third quarter of 2006. Results for the line continue to reflect a lower claim incidence rate in group life, outweighing a higher level of incidence in the accidental death and dismemberment line during the quarter. Premium income for this line of business declined 6.4 percent to $309.6 million in the third quarter of 2007, compared to $330.6 million in the third quarter of 2006, continuing to reflect the Company’s ongoing disciplined approach to pricing, renewals, and risk selection. Sales of group life products in the third quarter of 2007 declined 2.3 percent to $17.3 million, compared to $17.7 million in the third quarter of 2006. Premium persistency in the group life line of business was 79.3 percent for the first nine months of 2007, compared to 80.3 percent for the comparable period in 2006. Case persistency for the first nine months of 2007 was 87.2 percent and for the comparable period in 2006 was 86.5 percent.

The Unum US supplemental and voluntary lines of business reported a 1.9 percent decrease in operating income to $57.7 million in the third quarter of 2007, compared to $58.8 million in the third quarter of 2006. Premium income for supplemental and voluntary lines increased 6.0 percent to $352.4 million in the third quarter of 2007, compared to $332.3 million in the third quarter of 2006. Sales in the voluntary workplace benefits line of business increased 11.0 percent in the third quarter of 2007, sales in the individual income protection – recently issued line increased 7.8 percent, and long-term care sales increased 23.8 percent compared with the year ago quarter.

Unum UK Segment

Unum UK reported operating income of $101.0 million in the third quarter of 2007, a 54.2 percent increase, compared to $65.5 million in the third quarter of 2006. Operating income benefited from a decline in the benefit ratio to 53.3 percent in the third quarter of 2007, compared to 67.2 percent in the third quarter of 2006. The lower benefit ratio for the current quarter was primarily the result of a third quarter 2007 adjustment to long-term assumptions for claim reserves due to emerging experience and the Company’s view of future events. The adjustment increased third quarter segment operating income by approximately $16.6 million. Favorable currency exchange rates continued to benefit reported results for the segment. In local currency, operating income for the third quarter of 2007 increased 43.3 percent from the third quarter of 2006. Premium income increased 12.7 percent to $247.6 million in the third quarter of 2007, compared to $219.7 million in the third quarter of 2006. In local currency, premium income increased 4.5 percent compared to the third quarter of 2006. Sales decreased 12.6 percent to $22.2 million in the third quarter of 2007, compared to $25.4 million in the third quarter of 2006. In local currency, sales for the third quarter of 2007 decreased 18.5 percent compared to the third quarter of 2006.

Colonial Segment

Colonial reported a 20.0 percent increase in operating income to $62.5 million in the third quarter of 2007, compared to $52.1 million in the third quarter of 2006. Results in the third quarter of 2007 were driven by continued favorable claims experience across all major product lines: income protection, life, and cancer and critical illness. The benefit ratio in the third quarter of 2007 was 48.6 percent, compared to 52.6 percent for the same period in 2006. The Colonial operating segment continued to build on its product portfolio with the introduction of two new products: Medical Bridge 3000 in the third quarter of 2007 and Colonial

Health Advantage early in the fourth quarter. Premium income for the third quarter of 2007 increased to $227.0 million, compared to $212.8 million in the third quarter of 2006. Sales increased 2.2 percent to $74.5 million in the third quarter of 2007 from $72.9 million in the third quarter of 2006. New accounts increased 7.0 percent in the third quarter of 2007 compared to the third quarter of 2006. Average weekly producers increased 4.2 percent in the third quarter of 2007 compared to the third quarter of 2006, while average weekly premium per agent decreased 2.0 percent.

Individual Income Protection – Closed Block Segment

The Individual Income Protection – Closed Block segment reported operating income of $29.4 million in the third quarter of 2007, compared to a loss of $5.3 million in the third quarter of 2006. Results for the third quarter of 2006 include a claim reassessment charge of $34.0 million. Excluding this charge, operating income for the segment was $28.7 million in the third quarter of 2006. The interest adjusted loss ratio for the segment was 92.4 percent in the third quarter of 2007, compared to 106.2 percent in the prior year third quarter. Excluding the claim reassessment charge in the third quarter 2006, the ratio was 93.0 percent in the year ago quarter.

Other Segment

The Other segment reported operating income of $3.6 million in the third quarter of 2007, compared to $7.8 million in the third quarter of 2006.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $35.7 million in the third quarter of 2007, compared to a loss of $49.1 million in the third quarter of 2006. The results for 2006 include the $18.5 million charge related to the broker compensation settlement agreement. Interest expense in the third quarter 2007 was $43.9 million, compared to $44.2 million in the third quarter of 2006.

OTHER INFORMATION

Securitization Transaction Announced

In a separate announcement issued today, Unum Group announced the completion of the securitization of its closed block of individual income protection reserves with the private offering of $800.0 million of floating rate insured notes due December 1, 2037, by the Company’s wholly-owned subsidiary Northwind Holdings, LLC (Northwind Holdings). The transaction included the intercompany reinsurance of $11.1 billion of statutory reserves, representing approximately 95 percent of the Individual Income Protection – Closed Block segment, to Northwind Reinsurance Company (Northwind Re), a newly formed special purpose financial captive insurance company domiciled in Vermont and owned by Northwind Holdings. With the risk transfer to Northwind Re, the Company’s traditional U.S. insurance subsidiaries will release excess statutory capital previously supporting this reinsured closed block business. The excess capital will be transferred to Unum Group from the ceding companies through extraordinary dividends. This capital structure will allow the Company to continue to fully support the risk profile of this closed block of business while allowing for redeployment of excess capital to other uses. The redeployment is expected to build additional value and financial strength to the benefit of Unum Group’s policyholders, shareholders, and creditors.

Capital Management Strategy Announced

In response to numerous questions from investors on the Company’s intentions for utilizing any excess capital, it has recently formalized its capital management goals and objectives. The first priority is to maintain sufficient financial flexibility to support its operations over various economic cycles and to respond to opportunities in the marketplace while positioning the Company for improvements in its credit ratings. It has set in place several financial targets which will guide its capital management decisions including:

•

Maintain a risk based capital ratio of 300 percent or greater for its traditional U.S. insurance subsidiaries. This is to be measured on a weighted-average basis using the NAIC Company Action Level formula.

•

Maintain leverage at approximately 25 percent. Leverage will be measured as debt to total capital (defined as debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges), excluding the non-recourse debt and associated equity of Tailwind Holdings and Northwind Holdings.

•	Maintain excess capital at its holding companies sufficient to cover one year of fixed charges (measured as interest expense plus common stock dividends) plus a capital fund which will vary with business and economic conditions.

•	Maintain a common stock dividend yield that is near the median of its peer companies.

The Company considers any capital above that needed to achieve and maintain these metrics to be excess capital available to fund share repurchases, business growth, or acquisitions. The goal in allocating excess capital is to maximize risk-adjusted shareholder returns over a three to five year time period, with share repurchase used as the benchmark for evaluating uses for excess capital.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 360,906.3 for the third quarter of 2007, compared to 340,727.7 for the third quarter of 2006.

Book Value

Book value per common share as of September 30, 2007 was $21.70, compared to $22.17 at September 30, 2006. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at September 30, 2007 was $20.36, compared to $19.63 at September 30, 2006.

Claim Reassessment Update

The Company has now substantially completed the claim reassessment process, as required by the regulatory settlement agreements. During the third quarter of 2007, 2,533 claims were reviewed, and the review on the remaining balance of 210 claims will be completed in the fourth quarter. For the third quarter of 2007, the overturn rate was 53 percent, and for the process to date the overturn rate is 41 percent. Any remaining reassessment cost will not have a material effect on the Company’s operations. The final examination under the multi-state regulatory settlement agreement has begun, with an anticipated completion by mid-year 2008. Supplemental disclosure on the claim reassessment results for the third quarter of 2007 has been posted to the Company’s website.

OUTLOOK

The Company is revising upward its full year 2007 operating earnings guidance to a range of $2.14 to $2.17 per share, excluding the second quarter claim reassessment charge, from previous guidance of $2.01 to $2.04 per share, based on the nine months performance and current expectations for the remainder of the year. Incorporated in the Company’s estimates is continued improvement in the benefit ratio for the Unum US group income protection line to within its previously stated guidance of a range of 90.0 percent to 92.0 percent by the end of 2007.

The Company will hold an investor meeting in New York on November 19, 2007, at which time it intends to review its outlook for 2008.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

Unum Group senior management will host a conference call on Thursday, November 1, 2007 at 9:00 a.m. (EDST) to discuss the results of operations for the third quarter. Included in the discussion will be forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (888) 713-4486 for U.S. and Canada. For International, the dial-in number is (913) 312-1439. A live webcast of the call will also be available at www.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investor Information” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call. A replay of the call will be available by telephone and on the Company’s website through Thursday, November 8. In conjunction with the Company’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2007 has been made available on the “Investor Information” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as The Company’s earnings per share and Unum US group income protection benefit ratio guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such matters as general economic or business conditions; events or consequences relating to terrorism, acts of war and catastrophes, including natural and man-made disasters; competitive factors, including pricing pressures; legislative, regulatory, accounting, or tax law changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities; changes in projected new sales and renewals; variations between projections and actual experience in persistency rates, incidence and recovery rates, pricing and underwriting; retained risks in the Company’s reinsurance operations; availability and cost of reinsurance; the level and results of litigation, rating agency actions, and regulatory actions and investigations; actual experience in implementing and complying with the multistate market conduct regulatory settlement agreements and the California Department of Insurance settlement agreement; negative media attention; changes in assumptions relating to deferred acquisition costs, value of business acquired, or goodwill; the level of pension benefit costs and funding; investment results, including credit deterioration of investments; the ability of the Company’s insurance company subsidiaries to pay dividends or extend credit to the Company and certain of its intermediate holding company subsidiaries and/or finance subsidiaries; and effectiveness of product support and customer service. For further information of risks and uncertainties that could affect actual results, see the Company’s filings with the Securities and Exchange Commission, including information in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

Unum Group (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Operating Revenue by Segment	$2,656.3	$2,612.6	$7,915.8	$7,837.7
Net Realized Investment Gain (Loss)	(46.1)	4.8	(39.4)	1.5

Total Revenue	$2,610.2	$2,617.4	$7,876.4	$7,839.2

Operating Income (Loss) by Segment	$325.1	$(102.2)	$811.2	$198.3
Net Realized Investment Gain (Loss)	(46.1)	4.8	(39.4)	1.5
Income Tax (Benefit)	92.0	(32.1)	259.9	70.4

Income (Loss) from Continuing Operations	187.0	(65.3)	511.9	129.4
Income from Discontinued Operations, Net of Tax	—	1.6	6.9	5.5

Net Income (Loss)	$187.0	$(63.7)	$518.8	$134.9

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.52	$(0.19)	$1.44	$0.39
Income from Discontinued Operations, Net of Tax	—	—	0.02	0.02

Net Income (Loss)	$0.52	$(0.19)	$1.46	$0.41

Basic:
Income (Loss) from Continuing Operations	$0.52	$(0.19)	$1.46	$0.40
Income from Discontinued Operations, Net of Tax	—	—	0.02	0.02

Net Income (Loss)	$0.52	$(0.19)	$1.48	$0.42

Weighted Average Common Shares—Basic (000s)	359,741.2	340,727.7	350,665.9	319,209.4
Weighted Average Common Shares—Assuming Dilution (000s)	360,906.3	340,727.7	354,109.5	331,312.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
	(in millions)	per share *	(in millions)	per share *
Income from Continuing Operations, As Adjusted	$217.0	$0.60	$155.8	$0.46
Adjustments, After Tax
Net Realized Investment Gain (Loss)	(30.0)	(0.08)	3.1	0.01
Regulatory Reassessment Charge	—	—	(211.5)	(0.62)
Broker Compensation Settlement	—	—	(12.7)	(0.04)

Income (Loss) from Continuing Operations	187.0	0.52	(65.3)	(0.19)
Income from Discontinued Operations	—	—	1.6	—

Net Income (Loss)	$187.0	$0.52	$(63.7)	$(0.19)

	Three Months Ended September 30, 2006
	(in millions)	benefit ratio**
Unum US Group Income Protection
Premium Income	$615.7
Benefits and Change in Reserves for Future Benefits	858.4	139.4%
Regulatory Reassessment Charge	276.4
Benefits and Change in Reserves for Future Benefits,
Excluding Regulatory Reassessment Charge	582.0	94.5%

	As of September 30
	2007		2006
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity, As Adjusted	$7,347.2	$20.36	$6,725.4	$19.63
Net Unrealized Gain on Securities	346.6	0.96	687.9	2.01
Net Gain on Cash Flow Hedges	137.0	0.38	181.1	0.53

Total Stockholders' Equity (Book Value)	$7,830.8	$21.70	$7,594.4	$22.17

	Outlook Range
	Twelve Months Ended December 31, 2007
	(in millions)	per share ***	(in millions)	per share ***
After-tax Operating Income by Segment Excluding Net Realized
Investment Gains and Losses and Regulatory Reassessment Charge	$761.4	$2.14	$772.1	$2.17
Regulatory Reassessment Charge, Net of Tax	(34.5)	(0.10)	(34.5)	(0.10)

After-tax Operating Income Excluding Net Realized Investment Gains and Losses	$726.9	$2.04	$737.6	$2.07

*	Assuming Dilution
**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income
***	Assuming Dilution—Forecasted Weighted Average Shares of 355.8 million

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